Exhibit 99.1
PRESS RELEASE
Source: Handy & Harman Ltd.

Handy & Harman Ltd. Reports Third Quarter Financial Results and Outlook for Full Year

WHITE PLAINS, N.Y., November 4, 2013 - Handy & Harman Ltd. (NASDAQ(CM): HNH); ("HNH" or the "Company"), a diversified global industrial company, today announced operating results for the third quarter and nine months ended September 30, 2013. They are summarized in the following paragraphs. For a full discussion of the results, please see the Company's Form 10-Q, which can be found at www.handyharman.com.

HNH reported net sales of $171.9 million for the quarter, as compared to $144.6 million for the same period of 2012. Income from continuing operations before tax and equity investment was $14.0 million in the third quarter of 2013, as compared to $7.3 million in the 2012 period. Net income for the third quarter of 2013 was $9.6 million, or $0.73 per basic and diluted common share, as compared to net income of $5.9 million, or $0.45 per basic and diluted common share for the same period in 2012.

For the nine months ended September 30, 2013, net sales were $502.9 million, as compared to $453.4 million for the same period of 2012. Income from continuing operations before tax and equity investment was $33.9 million, as compared to $31.4 million in the 2012 period. Net income for the nine-month period was $29.5 million, or $2.22 per basic and diluted common share, as compared to net income of $22.0 million, or $1.69 per basic and diluted common share for the same period in 2012.

The Company’s results for the quarter and nine months ended September 30, 2013 include the operations of Wolverine Joining Technologies, LLC since its acquisition on April 26, 2013. Income from continuing operations before tax and equity investment in the nine months ended September 30, 2013 includes expenses totaling $6.5 million in the first quarter of 2013 associated with the Company's previously announced election to redeem all of its outstanding 10% subordinated secured notes due 2017. Net income for the nine months ended September 30, 2013 reflects net income from discontinued operations of $14.1 million, as compared to net income from discontinued operations of $3.0 million for the same period in 2012.

HNH generated Adjusted EBITDA of $21.4 million for the third quarter of 2013, as compared to $18.5 million for the same period in 2012, an increase of $2.9 million, or 15.4%. For the nine-month period, the Company generated Adjusted EBITDA of $63.3 million, as compared to $58.3 million for the same period in 2012, an increase of $5.0 million, or 8.6%. See "Note Regarding Use of Non-GAAP Financial Measurements" below for the definition of Adjusted EBITDA.

The Company currently anticipates, based on current information, full-year 2013 net sales and Adjusted EBITDA in the ranges of $637 million to $667 million, and $76 million to $82 million, respectively.

Financial Summary

	Three Months Ended		Nine Months Ended
(in thousands, except per share)	September 30,		September 30,
	2013	2012	2013	2012
Net sales	$171,874	$144,628	$502,915	$453,445
Gross profit	49,897	42,023	145,534	131,842
Gross profit margin	29.0%	29.1%	28.9%	29.1%
Operating income	16,249	12,855	45,412	42,735
Income from continuing operations before tax and equity investment	14,004	7,331	33,868	31,398
Tax provision	5,657	2,606	13,563	12,439
Loss from associated company, net of tax	1,608	—	4,883	—
Income from continuing operations, net of tax	6,739	4,725	15,422	18,959
Net income from discontinued operations	2,904	1,205	14,108	3,019
Net income	$9,643	$5,930	$29,530	$21,978
Basic and diluted income per share of common stock
Net income per share	$0.73	$0.45	$2.22	$1.69

Segment Results

Income Statement Data	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Net sales:
Joining Materials	$51,059	$40,304	$152,491	$137,718
Tubing	23,248	20,080	68,628	62,957
Building Materials	64,369	50,577	177,742	150,992
Arlon	18,723	20,584	61,136	62,292
Kasco	14,475	13,083	42,918	39,486
Total net sales	$171,874	$144,628	$502,915	$453,445
Segment operating income:
Joining Materials	$5,349	$4,811	$17,086	$18,228
Tubing	4,677	3,811	13,165	11,527
Building Materials	9,647	6,314	23,586	18,601
Arlon	1,718	3,168	7,676	9,665
Kasco	1,119	1,072	3,249	3,080
Total segment operating income	22,510	19,176	64,762	61,101
Unallocated corporate expenses and non-operating units	(4,939)	(5,137)	(15,368)	(15,968)
Unallocated pension expense	(1,333)	(1,220)	(4,001)	(2,483)
Gain from asset dispositions	11	36	19	85
Operating income	16,249	12,855	45,412	42,735
Interest expense	(1,880)	(3,709)	(11,967)	(11,907)
Realized and unrealized (loss) gain on derivatives	(351)	(1,340)	702	1,170
Other expense	(14)	(475)	(279)	(600)
Income from continuing operations before tax and equity investment	$14,004	$7,331	$33,868	$31,398

Supplemental Non-GAAP Disclosures

Adjusted EBITDA	Three Months Ended		Nine Months Ended
(in thousands)	September 30,		September 30,
	2013	2012	2013	2012
Income from continuing operations, net of tax	$6,739	$4,725	$15,422	$18,959
Add (Deduct):
Loss from associated company, net of tax	1,608	—	4,883	—
Tax provision	5,657	2,606	13,563	12,439
Interest expense	1,880	3,709	11,967	11,907
Unrealized loss (gain) on embedded derivatives related to sub-notes	—	304	793	(1,454)
Non-cash derivative and hedge gain on precious metal contracts	351	1,036	(1,495)	284
Non-cash adjustment to precious metal inventory valued at LIFO	(521)	460	(1,834)	174
Depreciation and amortization	4,144	3,099	11,994	9,871
Non-cash pension expense	1,333	1,220	4,001	2,483
Non-cash stock-based compensation	1,244	1,265	3,647	3,181
Other items, net	(1,052)	100	364	447
Adjusted EBITDA	$21,383	$18,524	$63,305	$58,291

Note Regarding Use of Non-GAAP Financial Measurements

The financial data contained in this press release includes certain non-GAAP financial measurements as defined by the Securities and Exchange Commission ("SEC"), including "Adjusted EBITDA." The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about HNH, its business, and its financial condition. The Company defines Adjusted EBITDA as income or loss from continuing operations before the effects of gains or losses from investment in associated company, realized and unrealized gains or losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gains or losses, and non-cash pension expense, and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company's Board of Directors and management to evaluate its business, including in internal management reporting, budgeting, and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America ("U.S. GAAP"), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges, including realized and unrealized losses on derivatives, interest expense, and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect gains or losses from the Company's investment in associated company;

•	Adjusted EBITDA does not reflect the Company's net realized and unrealized gains and losses on derivatives and any LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company's interest expense;

•	Adjusted EBITDA does not reflect the Company's tax provision or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement;

•	Adjusted EBITDA does not include non-cash charges for pension expense and stock-based compensation;

•	Adjusted EBITDA does not include discontinued operations; and

•	Adjusted EBITDA does not include certain other non-recurring and non-cash items.

The Company compensates for these limitations by relying primarily on its U.S. GAAP financial measures and by using Adjusted EBITDA only as supplemental information. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its U.S. GAAP financial measures, is the most informed method of analyzing HNH.

The Company reconciles Adjusted EBITDA to income or loss from continuing operations, net of tax, and that reconciliation is set forth above. Because Adjusted EBITDA is not a measurement determined in accordance with U.S. GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH's diverse product offerings are marketed throughout the United States and internationally.

HNH's companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Arlon, and Kasco. The Building Materials segment was formerly known as the Engineered Materials segment.

The Company sells its products and services through direct sales forces, distributors, and manufacturer's representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, transportation, utility, medical, semiconductor, aerospace, military electronics, and automotive markets. Other markets served include blade products and repair services for the food industry.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH's current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as "may," "should," "expect," "hope," "anticipate," "believe," "intend," "plan," "estimate," and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH's need for additional financing and the terms and conditions of any financing that is consummated, customers' acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company's stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the "Risk Factors" section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012, for information regarding risk factors that could affect the Company's results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

CONTACT:	James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
(212) 520-2300
JMcCabe@steelpartners.com